Exhibit 99.1


For Immediate Release
Friday, January 30, 2004
Press Release


                FNB CORPORATION REPORTS RECORD EARNINGS AND
                    DECLARES FIRST QUARTER DIVIDEND


Christiansburg, Virginia - William P. Heath, Jr., President and CEO of FNB Corporation (Nasdaq: FNBP) announced today record annual earnings for 2003.

Net income for the year increased $1,841,000 or 16.6 percent to a record $12,932,000, from $11,091,000 in 2002, due to the Bedford merger and strong growth in non-interest revenue. The merger with Bedford was successfully consummated on August 1, 2003, and the results of that bank were included in FNB Corporation's ("FNB," the "Corporation") earnings results beginning on that date.

Basic earnings per share rose to $2.03 from $1.93, for an increase of
5.2 percent. Excluding a $796,000 non-recurring gain on the sale of the credit card portfolio in 2002 and a $258,000 non-recurring loss on the sale of a branch building in December 2003, the change in net income would be $2,895,000 or 28.1 percent over 2002; and the increase in basic earnings per share would be $.28 or 15.6 percent. FNB is in the process of relocating the business of its downtown Roanoke, Virginia office (the building sold) to a more desirable branch location.

Comparing the fourth quarter of 2003 to that of 2002, earnings were $3,361,000, up $769,000 or 29.7 percent; and basic earnings per share were $.47, compared to $.45. Excluding the $258,000 non-recurring loss, the change in net income would be $1,027,000 or 39.6 percent; and the increase in basic earnings per share would be $.05 or 11.1 percent.

FNB loans reached $1 billion at December 31, 2003, up from $692 million at year-end 2002. The acquisition of Bedford and internal loan growth of 8.5 percent were contributing factors. FNB deposits surpassed $1 billion due to the addition of Bedford.

FNB credit quality continued to be better than peers. Non-performing assets as a percentage of loans plus other real estate owned declined to 0.54 percent at December 31, 2003 from 0.65 percent at December 31, 2002.

"We are pleased with FNB Corporation's achievements in 2003 despite a somewhat stagnant economy during the first part of the year," stated Heath. "Loan growth was strong and credit quality was maintained. Earnings reached record levels, fueled by significant growth in non-interest income derived principally from mortgage operations, asset management activity, and insurance sales. This was consistent with the Corporation's strategy to derive a higher percentage of revenue from non-interest sources in order to stabilize and enhance earnings during a difficult economic cycle. Going forward, we will continue to focus attention and effort on building revenue while also streamlining operations, in order to enhance shareholder return."

Details of the Corporation's 2003 financial performance follow.

In its meeting yesterday, the Board of Directors approved the payment on February 27, 2004 of a quarterly cash dividend in the amount of $0.18 per share to shareholders of record on February 17, 2004. The payment represents an annual yield to shareholders of approximately 2.4 percent and is 35 percent of 2003 earnings.

The Board of FNB also established March 15, 2004 as the record date for its annual meeting of shareholders. The business meeting will commence at 2:00 p.m. on Tuesday, May 11, 2004 and will be held at Custom Catering in Blacksburg, Virginia.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.3 billion in assets. Through the activities of its affiliates, First National Bank, FNB Salem Bank & Trust, NA, and Bedford Federal Savings Bank, FSB, the Corporation operates 26 branches, 3 loan production offices, and a financial center. Services are also provided around the clock through 52 automated teller machines, telephone banking, and online banking.

For more information contact:

William P. Heath, Jr.                     Daniel A. Becker
President/CEO                             Senior Vice President/CFO
(540) 382-6041                            (540) 381-6758


Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the US Government including policies of the US Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company's market area, and accounting principles, policies, and guidelines. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2003       2002     Change    Percent
Quarter Ended December 31
  Net income                    $     3,361 $    2,592        769       29.7
  Net interest income                12,021      9,051      2,970       32.8
  Net interest income (FTE)(1)       12,160      9,250      2,910       31.5
  Securities gains(losses), net          (8)         -         (8)    (100.0)
  Noninterest income excluding
   securities gains (losses)          3,633      3,381        252        7.5
  Noninterest expense                 9,943      8,274      1,669       20.2
  Provision for loan losses             612        363        249       68.6

Per Share Data
  EPS basic                     $      0.47 $     0.45       0.02        4.4
  EPS fully diluted                    0.46       0.44       0.02        4.5
  Dividends declared                   0.18       0.17       0.01        5.9
  Book value                          19.57      16.52       3.05       18.5
Weighted average shares
 outstanding basic                    7,210      5,755      1,455       25.3
Weighted average shares
 outstanding fully diluted            7,281      5,832      1,449       24.8
Shares outstanding quarter
 end (net of unearned)                7,212      5,758      1,454       25.3

Financial Ratios
  Return on average assets             1.02%      1.05%
  Return on average share-
   holders' equity                     9.64      11.07
  Net interest margin (1)              4.05       4.10
  Equity to assets                    10.63       9.58
  Allowance for loan losses
   to loans, net of unearned
   income                              1.20       1.37

Selected Balances at December 31
  Total assets                  $ 1,326,811 $  992,431    334,380       33.7
  Loans, net of unearned
   income                           999,888    691,661    308,227       44.6
  Allowance for loan losses          12,002      9,466      2,536       26.8
  Securities                        193,237    163,283     29,954       18.3
  Deposits                        1,048,802    845,688    203,114       24.0
  Other interest-bearing funds      130,447     46,602     83,845      179.9
  Shareholders' equity              141,107     95,099     46,008       48.4

Twelve Months Ended December 31
  Net income                    $    12,932 $   11,091      1,841       16.6
  EPS basic                            2.03       1.93       0.10        5.2
  EPS fully diluted                    2.01       1.90       0.11        5.8
  Dividends declared per
   share                               0.70       0.68       0.02        2.9
  Weighted average shares
   outstanding basic                  6,378      5,758        620       10.8
  Weighted average shares
   outstanding fully diluted          6,445      5,833        612       10.5
  Return on average assets             1.14%      1.16%     (0.02)       NM
  Return on average share-
   holders' equity                    11.26      12.36      (1.10)       NM
  Net interest margin (1)              4.09       4.37      (0.28)       NM

Asset Quality                                 % of Loans           % of Loans
                                       2003      & ORE      2002      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  3,142       0.31  $  2,914       0.42
  Other real estate                   1,872       0.19     1,001       0.14
  Loans past due 90 days
   or more                              437       0.04       596       0.09
  Total nonperforming assets       $  5,451       0.54  $  4,511       0.65


Net charge off ratio                   0.12%                0.11%

(1) Fully taxable equivalent
NM - Not meaningful
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FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                       2003       2002     Change    Percent
Alternative Performance Measures
for Quarter Ended December 31 (2)
  Net income                     $    3,361 $    2,592        769       29.7
  Plus loss on sale of building         258          -        258      100.0
  Net income excluding sale of
   building                           3,619      2,592      1,027       39.6
  Plus amortization of core
   deposit intangibles                  380        267        113       42.3
  Equals cash basis operating
   earnings (2)                       3,999      2,859      1,140       39.9
  QTD average assets              1,322,879    987,400    335,479       34.0
  Less QTD intangible assets         49,500     26,712     22,788       85.3
  Equals QTD average tangible
   assets (2)                     1,273,379    960,688    312,691       32.5
  QTD average equity                139,544     93,647     45,897       49.0
  Less intangible assets equals
   QTD average tangible
   equity (2)                        90,044     66,935     23,109       34.5
  Basic EPS excluding sale of
   building                            0.50       0.45       0.05       11.1
  Cash basis operating EPS (2)         0.56       0.50       0.06       12.0
  Cash basis operating EPS
   fully diluted (2)                   0.55       0.49       0.06       12.2
  Cash basis operating return on
   average tangible assets (2)         1.26%      1.19%      0.07        5.9
  Cash basis operating return on
   average tangible equity (2)        17.77      17.08       0.69        4.0

Alternative Performance Measures
for Twelve Months Ended December 31 (2)
  Net income                     $   12,932 $   11,091      1,841       16.6
  Less gain on sale of bankcard
   (after-tax)                            -        796       (796)    (100.0)
  Plus loss on sale of building         258          -        258      100.0
  Net income excluding sale of
   building and bankcard             13,190    10,295       2,895       28.1
  Plus amortization of core
   deposit intangibles                1,193      1,068        125       11.7
  Equals cash basis operating
   earnings (2)                      14,383     11,363      3,020       26.6
  Noninterest income                 15,678     11,545      4,133       35.8
  Less gain on sale of bankcard
   (pre-tax)                              -      1,206     (1,206)    (100.0)
  Operating noninterest income       15,678     10,339      5,339       51.6
  YTD average assets              1,136,043    959,290    176,753       18.4
  Less YTD intangible assets         35,988     26,961      9,027       33.5
  Equals YTD average tangible
   assets (2)                     1,100,055    932,329    167,726       18.0
  YTD average equity                114,807     89,747     25,060       27.9
  Less intangible assets equals
   YTD average tangible
   equity (2)                        78,819     62,786     16,033       25.5
  Basic EPS excluding sale of
   building and bankcard               2.07       1.79       0.28       15.6
  Cash basis operating EPS (2)         2.26       1.97       0.29       14.7
  Cash basis operating EPS
   fully diluted (2)                   2.23       1.95       0.28       14.4
  Cash basis operating return on
   average tangible assets (2)         1.31%      1.22%      0.09        7.4
  Cash basis operating return on
   average tangible equity (2)        18.25      18.10       0.15        0.8

(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis operating earnings" to fully analyze its core businesses. Cash basis operating earnings exclude the effect on earnings of the non-recurring gain on sale of the bankcard portfolio and the loss on the sale of building, and amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis operating earnings exclude the non-recurring gain on sale of the bankcard portfolio and the loss on sale of building, and the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis operating earnings are useful to investors because by excluding material non-recurring items and non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies. FNB uses cash basis operating earnings as the primary performance measurement for external communication with analysts and investors regarding its outlook and results. Internally, management uses cash basis operating earnings to measure performance against budget, to report to the Board of Directors and for the company's incentive compensation plan.
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